                                                                    Exhibit 10.5


                            BUSINESS LOAN AGREEMENT


        This Agreement, dated as of July 12, 2001, is between Bank of America, N.A. (the "Bank") and Odwalla, Inc., a California corporation ("Odwalla") and Fresh Samantha, Inc., a Maine corporation ("Fresh Samantha") (Odwalla and Fresh Samantha are sometimes referred to collectively as "Borrowers" and individually as a "Borrower"), (the "Borrower").

1. DEFINITIONS

In addition to the terms which are defined elsewhere in this Agreement, the following terms have the meanings indicated for the purposes of this Agreement:

        1.1 "Borrowing Base" means 75% of the balance due on Acceptable Receivables, minus the amount of the Reserves.

        1.2 "Acceptable Receivable" means an account receivable which satisfies the following requirements:

                (a) The account has resulted from the sale of goods by any Borrower in the ordinary course of such Borrower's business and without any further obligation on the part of such Borrower to service, repair, or maintain any such goods sold other than pursuant to any applicable warranty.

                (b) There are no conditions which must be satisfied before a Borrower is entitled to receive payment of the account. Accounts arising from COD sales, consignments or guaranteed sales are not acceptable.

                (c) To the extent the debtor upon the account claims any defense to payment of the account, whether well founded or otherwise, the account balance does not include the amount of such claim.

                (d) The account balance does not include the amount of any counterclaims or offsets which have been or may be asserted against the Borrowers by the account debtor (including offsets for any "contra accounts" owed by the Borrowers to the account debtor for goods purchased by the Borrowers or for services performed for the Borrowers). To the extent any counterclaims, offsets, or contra accounts exist in favor of the debtor, such amounts shall be deducted from the account balance.

                (e) The account represents a genuine obligation of the debtor for goods sold to and accepted by the debtor. To the extent any credit balances exist in favor of the debtor, such credit balances shall be deducted from the account balance.

                (f) A Borrower has invoiced the debtor in the amount of the account.

                (g) A Borrower is not prohibited by the laws of the state where the account debtor is located from bringing an action in the courts of that state to enforce the debtor's obligation to pay the account. Such Borrower has taken all appropriate actions to ensure


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        access to the courts of the state where the account debtor is located, including, where necessary, the filing of a Notice of Business Activities Report or other similar filing with the applicable state agency or the qualification by such Borrower as a foreign corporation authorized to transact business in such state.

                (h) The account is owned by such Borrower free of any title defects or any liens or interests of others except the security interest in favor of the Bank.

                (i) The debtor upon the account is not any of the following:

                        (i) an employee or Affiliate of any Borrower, to the
                extent the amount owed by the account debtor exceeds $50,000.00.

                        (ii) the U.S. government or any agency or department of
                the U.S. government unless the Bank accepts the obligation and such Borrower complies with the procedures in the Federal Assignment of Claims Act of 1940 (41 U.S.C. Section 15) with respect to the obligation.

                        (iii) any person or entity located in a foreign country
                unless (A) the account is supported by an irrevocable letter of credit issued by a bank acceptable to the Bank, and, if requested by the Bank, the original of such letter of credit and/or any usance drafts drawn under such letter of credit and accepted by the issuing or confirming bank have been delivered to the Bank, or (B) the account is covered by foreign credit insurance acceptable to the Bank and the account is otherwise an Acceptable Receivable; provided that accounts from persons and entities located in Canada may be included as Acceptable Receivables to the extent the aggregate amount of such accounts do not at any time exceed $150,000.00.

                (j) The account is not in default. An account will be considered in default if any of the following occur:

                        (i) The account is not paid within 45 days from its
                invoice date;

                        (ii) The debtor obligated upon the account suspends
                business, makes a general assignment for the benefit of creditors, or fails to pay its debts generally as they come due; or

                        (iii) Any petition is filed by or against the debtor
                obligated upon the account under any bankruptcy law or any other law or laws for the relief of debtors.

                (k) The account is not the obligation of a debtor who is in default (as defined above) on 25% or more of the accounts upon which such debtor is obligated.

                (l) The account does not arise from the sale of goods which remain in any Borrower's possession or under any Borrower's control.


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

                (m) The account is not evidenced by a promissory note or chattel paper, nor is the account debtor obligated to any Borrower under any other obligation which is evidenced by a promissory note.

                (n) The account is otherwise acceptable to the Bank, in its exercise of reasonable business judgment.

In addition to the foregoing limitations, the dollar amount of accounts included as Acceptable Receivables which are the obligations of a single debtor shall not exceed the concentration limit established for that debtor. To the extent the total of such accounts exceeds a debtor's concentration limit, the amount of any such excess shall be excluded. The concentration limit for each debtor shall be equal to 10% of the total amount of the Borrowers' Acceptable Receivables at that time.

It is provided, however, that if the debtor obligated upon an account is one of the debtors listed below, the concentration limit applicable to each such debtor will be increased to the percentage set forth below:

          Debtor                         Concentration Limit
          ------                         -------------------
          Safeway                                20%
          Kroger                                 20%

        1.3 "Affiliate" means, as to any person, any other person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such person or which owns, directly or indirectly, ten percent (10%) or more of the outstanding voting interest of such person. A person shall be deemed to control another person if the controlling person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other person, whether through the ownership of voting securities, by contract, or otherwise.

        1.4 "ACH Transactions" means any cash management or related services including the automatic clearing house transfer of funds by the Bank for the account of the Borrower pursuant to agreement or overdrafts.

        1.5 "Bank Products" means any one or more of the following types of services or facilities extended to the Borrowers by the Bank or any affiliate of the Bank in reliance on Bank's agreement to indemnify such affiliate: (i) credit cards; (ii) ACH Transactions; (iii) cash management, including controlled disbursement services; and (iv) Hedge Agreements.

        1.6 "Bank Product Reserves" means all reserves which the Bank from time to time establishes in its reasonable discretion for the Bank Products then provided or outstanding.

        1.7 "Credit Limit" means the amount of Ten Million and no/100 Dollars ($10,000,000.00).


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        1.8 "Dilution Reserve" means the reserve established by Bank in its reasonable judgment to reflect the amount of receivables which are not collected. On the date of this Agreement the Dilution Reserve shall be $350,000, which shall be subject to adjustment from time to time by the Bank in its reasonable judgment to reflect historical receivable dilution as determined by the Bank in its reasonable judgment.

        1.9 "Grower Payables" means, as of any date of determination, all amounts then payable by any Borrower to growers of agricultural products which such Borrower has purchased, whether for processing, for use in producing inventory or otherwise.

        1.10 "Hedge Agreement" means any and all transactions, agreements or documents now existing or hereafter entered into, which provide for an interest rate, credit, commodity or equity swap, cap, floor, collar, forward foreign exchange transaction, currency swap, cross currency rate swap, currency option, or any combination or option with respect to, these or similar transactions, for the purpose of hedging the Borrowers' exposure to fluctuations in interest or exchange rates, loan, credit exchange, security or currency valuations or commodity prices.

        1.11 "PACA" means the Perishable Agricultural Commodities Act, 7 U.S.C.
Section 499 et seq., as amended or replaced and as in effect from time to time.

        1.12 "Plea Agreement" means the agreement set forth in that certain Memorandum of Plea Agreement Pursuant to Rule 11(e) of the Federal Rules of Criminal Procedure, dated July 23, 1998, United States of America v. Odwalla, Inc., United States District Court for the Eastern District of California; CR.
F. No. 98 5261-SMS.

        1.13 "Plea Agreement Reserve" means the amount of any payments due or to become due from Odwalla to the United States of America (the "Government") or any other entities in accordance with the Plea Agreement in the event the Government takes any action which the Bank, in its reasonable discretion, determines is likely to result in a lien in favor of the Government on any of Borrower's assets which is prior to the Bank's lien.

        1.14 "Reserves" means the amount established by the Bank from time to time in the Bank's reasonable judgment as a reserve against the Borrowing Base. Without limiting the generality of the foregoing and the right of the Bank to establish additional reserves in its reasonable judgment, Reserves shall include, without limitation, the sum of (a) Bank Product Reserves, (b) the amount of Grower Payables (i) which is subject to the trust established in favor of growers by PACA or otherwise or (ii) which has a lien priority on the Collateral senior to the lien granted to the Bank, (c) the Dilution Reserve, and
(d) the Plea Agreement Reserve.

2. LINE OF CREDIT: AMOUNT AND TERMS

        2.1 Line of Credit Amount.

                (a) During the availability period described below, the Bank will provide a line of credit to the Borrowers. The amount of the line of credit (the "Commitment") is equal to the lesser of (i) the Credit Limit or (ii) the Borrowing Base as determined by the Bank from time to time in accordance with this Agreement.


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

                (b) This is a revolving line of credit providing for cash advances and letters of credit. During the availability period, the Borrowers may repay principal amounts and reborrow them.

                (c) The Borrowers agree not to permit the outstanding principal balance of advances under the line of credit plus the outstanding amounts of any letters of credit, including amounts drawn on letters of credit and not yet reimbursed, to exceed the Commitment. If the Borrowers exceed this limit, the Borrowers will immediately pay the excess to the Bank upon the Bank's demand. The Bank may apply payments received from the Borrowers under this paragraph to the obligations of the Borrowers to the Bank in the order and the manner as the Bank, in its discretion, may determine.

        2.2 Availability Period. The line of credit is available between the date of this Agreement and July 1, 2003, or such earlier date as the availability may terminate as provided in this Agreement (the "Expiration Date").

        2.3 Conditions to Availability of Credit. In addition to the items required to be delivered to the Bank under the paragraph entitled "Financial Information" in the "Covenants" section of this Agreement and subject to Section 9.2, the Borrowers will promptly deliver the following to the Bank at such times as may be requested by the Bank:

                (a) a Borrowing Base certificate, in form and detail satisfactory to the Bank, summarizing the Borrowers' accounts receivable on which the requested extension of credit is to be based, together with all supporting documentation required by the Bank in order to calculate the Borrowing Base.

                (b) copies of the record of invoices from each Borrower's sales journal for such accounts receivable.

                (c) copies of the purchase orders, shipping instructions, bills of lading and other documentation pertaining to such accounts receivable.

                (d) copies of the cash receipts journal pertaining to the Borrowing Base certificate.

        2.4 Calculation of Borrowing Base. The Borrowing Base will be calculated by the Bank upon receipt of the Borrowing Base certificate and all supporting documentation required under this Agreement. The Bank will provide a borrowing base calculation to the Borrowers setting forth its determination of the Borrowing Base, which calculation will be conclusive and binding in the absence of manifest error. The Borrowing Base as determined by the Bank will become effective upon calculation by the Bank and will remain in effect until a new Borrowing Base is calculated by the Bank in accordance with this Agreement.

        2.5 Interest Rate.

                (a) Unless the Borrowers elect an optional interest rate as described below, the interest rate is a rate per year equal to the Bank's Prime Rate plus the Applicable Margin as defined below.


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

                (b) The Prime Rate is the rate of interest publicly announced from time to time by the Bank as its Prime Rate. The Prime Rate is set by the Bank based on various factors, including the Bank's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans. The Bank may price loans to its customers at, above, or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of a change in the Bank's Prime Rate.

        2.6 Repayment Terms.

                (a) The Borrowers will pay interest on August 1, 2001, and then monthly thereafter on the first banking day of each month until payment in full of any principal outstanding under this line of credit.

                (b) The Borrowers will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Expiration Date. Any interest period for an optional interest rate (as described below) shall expire no later than the Expiration Date.

                (c) The Borrowers may prepay the loan in full or in part at any time.

        2.7 Optional Interest Rates. Instead of the interest rate based on the Bank's Prime Rate, the Borrowers may elect the optional interest rates listed below during interest periods agreed to by the Bank and the Borrowers. The optional interest rates shall be subject to the terms and conditions described later in this Agreement. Any principal amount bearing interest at an optional rate under this Agreement is referred to as a "Portion." The following optional interest rates are available:

                (a) the IBOR Rate plus the Applicable Margin as defined below.

                (b) the LIBOR Rate plus the Applicable Margin as defined below.

        2.8 Applicable Margin. The Applicable Margin shall be the following amounts per annum, based upon the ratio of total liabilities to tangible net worth (as defined in the "Covenants" section of this Agreement), as set forth in the most recent compliance certificate received by the Bank as required in the Covenants section; provided, however, that, until the Bank receives the first compliance certificate, such amounts shall be those indicated for pricing level 2 set forth below:

                                                                       Applicable Margin
                                                                  (in basis points per annum)
                                                      -----------------------------------------------------
                          Total Liabilities/
Pricing Level             Tangible Net Worth                 Prime +                IBOR or LIBOR +
------------------ ---------------------------------- ----------------------- -----------------------------
      1                           X < .90                       00                        275
      2                      .90 </= X < 1.25                   25                        300
      3                         1.25 </= X                      50                        350

The Applicable Margin shall be in effect from the date the most recent compliance certificate is received by the Bank until the date the next compliance certificate is received; provided, however, that if the Borrowers fail to timely deliver the next compliance certificate, the Applicable Margin from the date such compliance certificate was due until the date such compliance certificate is received by the Bank shall be the highest pricing level set forth above.

        2.9 Letters of Credit.

                (a) This line of credit may be used for financing:

                        (i) commercial letters of credit with a maximum maturity
                not to extend more than 90 days beyond the Expiration Date. Each commercial letter of credit will require drafts payable at sight.

                        (ii) standby letters of credit with a maximum maturity
                not to extend more than 90 days beyond the Expiration Date. The standby letters of credit may not include a provision providing that the maturity date will be automatically extended each year.

                        (iii) The amount of the combined commercial and standby
                letters of credit outstanding at any one time (including amounts drawn on the letters of credit and not yet reimbursed) may not exceed Five Million and no/100 Dollars ($5,000,000.00).

                (b) Each Borrower agrees:

                        (i) any sum drawn under a letter of credit or
                outstanding may, at the option of the Bank, be added to the principal amount outstanding under this Agreement. The amount will bear interest and be due as described elsewhere in this Agreement.

                        (ii) if there is an event of default under this
                Agreement and the Bank has accelerated Borrowers' obligations hereunder, to immediately arrange for any letters of credit outstanding to be cancelled and to deposit with the Bank cash collateral equal to the face amount of such letters of credit, to the extent not so cancelled.

                        (iii) the issuance of any letter of credit and any
                amendment to a letter of credit is subject to the Bank's written approval and must be in form and content satisfactory to the Bank and in favor of a beneficiary acceptable to the Bank.

                        (iv) to sign the Bank's form Application and Agreement
                for Commercial Letter of Credit or Application and Agreement for Standby Letter of Credit, as applicable.

                        (v) to pay any issuance and/or other fees that the Bank
                notifies the Borrowers will be charged for issuing and processing letters of credit for the Borrowers.

                        (vi) to allow the Bank to automatically charge the
                Designated Account for applicable fees, discounts, and other charges.

3. OPTIONAL INTEREST RATES

        3.1 Optional Rates. Each optional interest rate is a rate per year. Interest will be paid on the last day of each interest period, and on the first day of each month during the interest period. At the end of any interest period, the interest rate will revert to the rate based on the Prime Rate, unless the Borrowers have designated another optional interest rate for the Portion. No Portion will be converted to a different interest rate during the applicable interest period. Upon the occurrence and during the continuation of an event of default under this Agreement, the Bank may terminate the availability of optional interest rates for interest periods commencing after such event of default occurs.

        3.2 IBOR Rate. The election of IBOR Rates shall be subject to the following terms and requirements:

                (a) The interest period during which the IBOR Rate will be in effect will be no shorter than 30 days and no longer than one year. The last day of the interest period will be determined by the Bank using the practices of the offshore dollar inter-bank market.

                (b) Each IBOR Rate Portion will be for an amount not less than One Million and no/100 Dollars ($1,000,000.00).

                (c) The "IBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

              IBOR Rate =               IBOR Base Rate
                                  --------------------
                                  (1.00 - Reserve Percentage)

        Where,

                        (i) "IBOR Base Rate" means the interest rate at which
                the Bank's Grand Cayman Banking Center, Grand Cayman, British West Indies, would offer U.S. dollar deposits for the applicable interest period to other major banks in the offshore dollar inter-bank market.

                        (ii) "Reserve Percentage" means the total of the maximum
                reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                (d) Each prepayment of an IBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid, and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

                (e) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

                (f) The Bank will have no obligation to accept an election for an IBOR Rate Portion if any of the following described events has occurred and is continuing:

                        (i) Dollar deposits in the principal amount, and for
                periods equal to the interest period, of an IBOR Rate Portion are not available in the offshore dollar inter-bank market; or

                        (ii) the IBOR Rate does not accurately reflect the cost
                of an IBOR Rate Portion.

        3.3 LIBOR Rate. The election of LIBOR Rates shall be subject to the following terms and requirements:

                (a) The interest period during which the LIBOR Rate will be in effect will be one, two, three, four, five, six, seven, eight, nine, ten, eleven or twelve months. The first day of the interest period must be a day other than a Saturday or a Sunday on which the Bank is open for business in New York and London and dealing in offshore dollars (a "LIBOR Banking Day"). The last day of the interest period and the actual number of days during the interest period will be determined by the Bank using the practices of the London inter-bank market.

                (b) Each LIBOR Rate Portion will be for an amount not less than One Million and no/100 Dollars ($1,000,000.00).

                (c) The "LIBOR Rate" means the interest rate determined by the following formula, rounded upward to the nearest 1/100 of one percent. (All amounts in the calculation will be determined by the Bank as of the first day of the interest period.)

                    LIBOR Rate =         London Inter-Bank Offered Rate
                                         ------------------------------
                                           (1.00 - Reserve Percentage)

        Where,


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

                        (i) "London Inter-Bank Offered Rate" means the average
                per annum interest rate at which U.S. dollar deposits would be offered for the applicable interest period by major banks in the London inter-bank market, as shown on the Telerate Page 3750 (or such other page as may replace it) at approximately 11:00 a.m. London time two (2) London Banking Days before the commencement of the interest period. If such rate does not appear on the Telerate Page 3750 (or such other page that may replace it), the rate for that interest period will be determined by such alternate method as reasonably selected by Bank. A "London Banking Day" is a day on which the Bank's London Banking Center is open for business and dealing in offshore dollars.

                        (ii) "Reserve Percentage" means the total of the maximum
                reserve percentages for determining the reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency Liabilities, as defined in Federal Reserve Board Regulation D, rounded upward to the nearest 1/100 of one percent. The percentage will be expressed as a decimal, and will include, but not be limited to, marginal, emergency, supplemental, special, and other reserve percentages.

                (d) The Borrowers shall irrevocably request a LIBOR Rate Portion no later than 12:00 noon Pacific time on the LIBOR Banking Day preceding the day on which the London Inter-Bank Offered Rate will be set, as specified above. For example, if there are no intervening holidays or weekend days in any of the relevant locations, the request must be made at least three days before the LIBOR Rate takes effect.

                (e) Each prepayment of a LIBOR Rate Portion, whether voluntary, by reason of acceleration or otherwise, will be accompanied by the amount of accrued interest on the amount prepaid and a prepayment fee as described below. A "prepayment" is a payment of an amount on a date earlier than the scheduled payment date for such amount as required by this Agreement.

                (f) The prepayment fee shall be in an amount sufficient to compensate the Bank for any loss, cost or expense incurred by it as a result of the prepayment, including any loss of anticipated profits and any loss or expense arising from the liquidation or reemployment of funds obtained by it to maintain such Portion or from fees payable to terminate the deposits from which such funds were obtained. The Borrowers shall also pay any customary administrative fees charged by the Bank in connection with the foregoing. For purposes of this paragraph, the Bank shall be deemed to have funded each Portion by a matching deposit or other borrowing in the applicable interbank market, whether or not such Portion was in fact so funded.

                (g) The Bank will have no obligation to accept an election for a LIBOR Rate Portion if any of the following described events has occurred and is continuing:

                        (i) Dollar deposits in the principal amount, and for
                periods equal to the interest period, of a LIBOR Rate Portion are not available in the London inter-bank market; or

                        (ii) the LIBOR Rate does not accurately reflect the cost
                of a LIBOR Rate Portion.

4. FEES AND EXPENSES

        4.1 Fees.

                (a) Loan fee. The Borrowers agree to pay a loan fee in the amount of Thirty-Five Thousand and no/100 Dollars ($35,000.00). This fee is due on or before the date of this Agreement.

                (b) Waiver Fee. If the Bank, at its discretion, agrees to waive or amend any terms of this Agreement, the Borrowers will, at the Bank's option, pay the Bank a fee for each waiver or amendment in an amount advised by the Bank at the time the Borrowers request the waiver or amendment. Nothing in this paragraph shall imply that the Bank is obligated to agree to any waiver or amendment requested by the Borrowers. The Bank may impose additional requirements as a condition to any waiver or amendment.

        4.2 Expenses. The Borrowers agree to repay the Bank within five business days after demand for expenses that include, but are not limited to, filing, recording and search fees, appraisal fees, title report fees, documentation fees, and audit costs.

        4.3 Reimbursement Costs.

                (a) The Borrowers agree to reimburse the Bank within five business days after demand for any reasonable expenses it incurs in the preparation of this Agreement and any agreement or instrument required by this Agreement. Expenses include, but are not limited to, reasonable attorneys' fees, including any allocated costs of the Bank's in-house counsel, and audit costs, including any allocated costs of the Bank's in-house auditors.

                (b) The Borrowers agree to reimburse the Bank within five business days after demand for the cost of periodic audits of the personal property collateral securing this Agreement, at such intervals as the Bank may reasonably require, provided that so long as no event of default exists, such audits, for which the Borrowers shall be charged, shall be limited to two (2) in any one fiscal year of Borrowers. The audits may be performed by employees of the Bank or by independent auditors.

                (c) The Borrowers agree to reimburse Bank within five business days after demand for the cost of any appraisal of the personal property collateral securing this Agreement which may be conducted by the Bank after the occurrence of an event of default. The appraisals may be performed by employees of the Bank or by independent appraisers.

5. COLLATERAL

        5.1 Personal Property. The Borrowers' obligations to the Bank under this Agreement will be secured by personal property the Borrowers now own or will own in the future as listed below. The collateral is further defined in security agreement(s) executed by the Borrowers. In addition, all personal property collateral securing this Agreement shall also secure all other present and future obligations of the Borrowers or any one of them to the Bank (including Bank Products but excluding any consumer credit covered by the federal Truth in Lending law, unless the Borrowers has otherwise agreed in writing). All personal property collateral securing any other present or future obligations of the Borrowers or any one of them to the Bank shall also secure this Agreement.

                (a) Inventory.

                (b) Receivables.

                (c) Patents, trademarks and other general intangibles.

6. DISBURSEMENTS, PAYMENTS AND COSTS

        6.1 Disbursements and Payments.

                (a) Each payment by the Borrowers will be made at the Bank's banking center (or other location) selected by the Bank from time to time as designated in writing to any Borrower; and will be made in immediately available funds, or such other type of funds selected by the Bank.

                (b) Each disbursement by the Bank and each payment by the Borrowers will be evidenced by records kept by the Bank. In addition, the Bank may, at its discretion, require the Borrowers to sign one or more promissory notes.

        6.2 Telephone and Telefax Authorization.

                (a) The Bank may honor telephone or telefax instructions for advances or repayments or for the designation of optional interest rates and telefax requests for the issuance of letters of credit given, or purported to be given, by any one of the individuals authorized to sign agreements and instruments on behalf of each Borrower entered into in connection with this Agreement, or any other individual designated by any one of such authorized signers.

                (b) Advances will be deposited in and repayments will be withdrawn from Odwalla's account number 14759-00130, or such other accounts with the Bank as designated in writing by the Borrowers.

                (c) The Borrowers will indemnify and hold the Bank harmless from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions the Bank reasonably believes are made by any individual authorized by the Borrowers to give such instructions. This paragraph will survive this Agreement's termination, and will benefit the Bank and its officers, employees, and agents.

        6.3 Direct Debit (Pre-Billing).

                (a) The Borrowers agree that the Bank will debit Odwalla's account number 14759-00130, or such other of the Borrowers' accounts with the Bank as designated in writing by the Borrowers (the "Designated Account") on the date each payment of interest and any fees from the Borrowers becomes due (the "Due Date").

                (b) Approximately 7 days prior to each Due Date, the Bank will mail to the Borrowers a statement of the amounts that will be due on that Due Date (the "Billed Amount"). The calculation will be made on the assumption that no new extensions of credit or payments will be made between the date of the billing statement and the Due Date, and that there will be no changes in the applicable interest rate.

                (c) The Bank will debit the Designated Account for the Billed Amount, regardless of the actual amount due on that date (the "Accrued Amount"). If the Billed Amount debited to the Designated Account differs from the Accrued Amount, the discrepancy will be treated as follows:

                        (i) If the Billed Amount is less than the Accrued
                Amount, the Billed Amount for the following Due Date will be increased by the amount of the discrepancy. The Borrowers will not be in default by reason of any such discrepancy.

                        (ii) If the Billed Amount is more than the Accrued
                Amount, the Billed Amount for the following Due Date will be decreased by the amount of the discrepancy.

        Regardless of any such discrepancy, interest will continue to accrue based on the actual amount of principal outstanding without compounding. The Bank will not pay the Borrowers interest on any overpayment.

                (d) The Borrowers will maintain sufficient funds in the Designated Account to cover each debit. If there are insufficient funds in the Designated Account on the date the Bank enters any debit authorized by this Agreement, the Bank may reverse the debit.

        6.4 Banking Days. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close, or are in fact closed, in the state where the Bank's lending office is located. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

        6.5 Taxes.

                (a) If any payments to the Bank under this Agreement are made from outside the United States, the Borrowers will not deduct any foreign taxes from any payments they make to the Bank. If any such taxes are imposed on any payments made by the Borrowers (including payments under this paragraph), the Borrowers will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. The Borrowers will confirm that they have paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date.

                (b) Payments made by the Borrowers to the Bank will be made without deduction of United States withholding or similar taxes. If any Borrower is required to pay U.S. withholding taxes, the Borrowers will pay such taxes in addition to the amounts due to the Bank under this Agreement. If the Borrowers fail to make such tax payments when due, each Borrower indemnifies the Bank against any liability for such taxes, as well as for any related interest, expenses, additions to tax, or penalties asserted against or suffered by the Bank with respect to such taxes.

        6.6 Additional Costs. The Borrowers will pay the Bank, within five business days after demand, for the Bank's costs or losses arising from any statute or regulation, or any request or requirement of a regulatory agency which is applicable to all national banks or a class of all national banks of which the Bank is a party. The costs and losses will be allocated to the loan in a manner determined by the Bank, using any reasonable method. The costs include the following:

                (a) any reserve or deposit requirements; and

                (b) any capital requirements relating to the Bank's assets and commitments for credit.

        6.7 Interest Calculation. Except as otherwise stated in this Agreement, all interest and fees, if any, will be computed on the basis of a 360-day year and the actual number of days elapsed. This results in more interest or a higher fee than if a 365-day year is used.

        6.8 Default Rate. Upon the occurrence and during the continuance of any event of default under this Agreement, principal amounts outstanding under this Agreement will at the option of the Bank bear interest at a rate which is two
(2) percentage points higher than the rate of interest otherwise provided under this Agreement. This will not constitute a waiver of any default.

        6.9 Interest Compounding. At the Bank's sole option in each instance, any interest, fees or costs which are not paid when due under this Agreement shall bear interest from the due date at the rate of interest otherwise provided under this Agreement. This may result in compounding of interest.

        6.10 Overdrafts. At the Bank's sole option in each instance, the Bank may do one of the following:

                (a) The Bank may make advances under this Agreement to prevent or cover an overdraft on any account of any Borrower with the Bank. Each such advance will accrue interest from the date of the advance or the date on which the account is overdrawn, whichever occurs first, at the interest rate described in this Agreement.

                (b) The Bank may reduce the amount of credit otherwise available under this Agreement by the amount of any overdraft on any account of any Borrower with the Bank.

This paragraph shall not be deemed to authorize the Borrowers to create overdrafts on any of the Borrowers' accounts with the Bank.

        6.11 Payments in Kind. If the Bank requires delivery in kind of the proceeds of collection of the Borrowers' accounts receivable as provided in any security agreement required under this Agreement, such proceeds shall be credited to interest, principal, and other sums owed to the Bank under this Agreement in the order and proportion determined by the Bank in its sole discretion. All such credits will be conditioned upon collection and any returned items may, at the Bank's option, be charged to the Borrowers.

7. CONDITIONS

        The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any initial credit to the Borrowers under this Agreement:

        7.1 Authorizations. Evidence that the execution, delivery and performance by each Borrower of this Agreement and any instrument or agreement required under this Agreement have been duly authorized.

        7.2 Governing Documents. A copy of each Borrower's articles of incorporation.

        7.3 Security Agreements. Signed original security agreements and assignments which the Bank requires.

        7.4 Perfection and Evidence of Priority. Except as provided in Section
9.26 hereof, financing statements and fixture filings (and any collateral in which the Bank requires a possessory security interest), together with evidence that the security interests and liens in favor of the Bank are valid and enforceable.

        7.5 Landlord's Waiver. Except as provided in Section 9.27 hereof, a Consent to Removal from the owner of the real property located at 120 Stone Pine Road, Half Moon Bay, California for the removal of any personal property collateral located on the real property.

        7.6 Insurance. Evidence of insurance coverage, as required in the "Covenants" section of this Agreement.

        7.7 Legal Opinion. A written opinion from the Borrowers' legal counsel, covering such matters as the Bank may require. The legal counsel and the terms of the opinion must be acceptable to the Bank.

        7.8 Good Standing. Certificates of good standing for each Borrower from its state of formation.

        7.9 Payment of Fees. Payment of all accrued and unpaid expenses then due incurred by the Bank as required by the paragraph entitled "Reimbursement Costs."

        7.10 Other Items. Any other items that the Bank reasonably requires.

8. REPRESENTATIONS AND WARRANTIES

        When the Borrowers sign this Agreement, and until the Bank is repaid in full, each Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewal of these representations and warranties as of the date of the request:

        8.1 Organization of Borrower. Each Borrower is a corporation duly formed and existing under the laws of the state where organized.

        8.2 Authorization. This Agreement, and any instrument or agreement required hereunder, are within each Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

        8.3 Enforceable Agreement. This Agreement is a legal, valid and binding agreement of each Borrower, enforceable against each Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

        8.4 Good Standing. As of the date of this Agreement each Borrower is qualified to do business in those states listed on Schedule 8.4, and after the date of this Agreement each Borrower is qualified to do business and in good standing in all states where the nature of its business makes such qualification necessary except where the failure to be so qualified and in good standing would not have any material adverse effect on the business, condition (financial or otherwise), operations, properties or prospects of Borrowers, taken as a whole, or on any Borrower's ability to repay the credit ("Material Adverse Effect").

        8.5 No Conflicts. This Agreement does not conflict with any material law, agreement, or obligation by which any Borrower is bound.

        8.6 Financial Information. All financial and other information that has been or will be supplied to the Bank presents fairly Odwalla's financial condition on a consolidated basis, including all material contingent liabilities. Since the date of the most recent financial statement provided to the Bank, there has been no material adverse change in the business condition (financial or otherwise), operations, properties or prospects of the Borrowers, taken as a whole.

        8.7 Lawsuits. Except as set forth in Schedule 8.7, there is no lawsuit, tax claim or other dispute pending or to Borrower's knowledge threatened against the Borrowers or any one of them which, if lost, would have a Material Adverse Effect.

        8.8 Collateral. All collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others other than liens in favor of the Bank and the Growers' Liens (as hereinafter defined).

        8.9 Permits, Franchises. Except where such failure would not have a Material Adverse Effect, each Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

        8.10 Other Obligations. No Borrower is in default on any obligation for borrowed money, any purchase money obligation or any other material lease, commitment, contract, instrument or obligation.

        8.11 Tax Matters. No Borrower is subject to limitations on its entitlement to deduct interest for federal income tax purposes under Section 163(j) of the Internal Revenue Code of 1986 (known as the "earnings stripping" provisions) and has no knowledge of any pending assessments or adjustments of its income tax for any year and all taxes due in excess of $50,000.00 have been paid except taxes which are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with generally accepted accounting principles, consistently applied, are being maintained.

        8.12 No Tax Avoidance Plan. The Borrowers' obtaining of credit from the Bank under this Agreement does not have as a principal purpose the avoidance of U.S. withholding taxes.

        8.13 No Event of Default. There is no event which is, or with notice or lapse of time or both would be, an event of default under this Agreement.

        8.14 Insurance. The Borrowers have obtained, and maintained in effect, the insurance coverage required in the "Covenants" section of this Agreement.

        8.15 ERISA Plans.

                (a) Each Plan (other than a multiemployer plan) is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. Each Plan has received a favorable determination letter from the IRS and to the best knowledge of the Borrowers, nothing has occurred which would cause the loss of such qualification. Each Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

                (b) There are no claims, lawsuits or actions (including by any governmental authority), and there has been no prohibited transaction or violation of the fiduciary responsibility rules, with respect to any Plan which has resulted or could reasonably be expected to result in a material adverse effect.

                (c) With respect to any Plan subject to Title IV of ERISA:

                        (i) No reportable event has occurred under Section
                4043(c) of ERISA for which the PBGC requires 30-day notice.

                        (ii) No action by any Borrower or any ERISA Affiliate to
                terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under Section 4041 of ERISA.

                        (iii) No termination proceeding has been commenced with
                respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

                (d) The following terms have the meanings indicated for purposes of this Agreement:

                        (i) "Code" means the Internal Revenue Code of 1986, as
                amended from time to time.

                        (ii) "ERISA" means the Employee Retirement Income
                Security Act of 1974, as amended from time to time.

                        (iii) "ERISA Affiliate" means any trade or business
                (whether or not incorporated) under common control with any Borrower within the meaning of Section 414(b) or (c) of the Code.

                        (iv) "PBGC" means the Pension Benefit Guaranty
                Corporation.

                        (v) "Plan" means a pension, profit-sharing, or stock
                bonus plan intended to qualify under Section 401(a) of the Code, maintained or contributed to by any Borrower or any ERISA Affiliate, including any multiemployer plan within the meaning of Section 4001(a)(3) of ERISA.

        8.16 Location of Borrower. Odwalla's place of business (or, if Odwalla has more than one place of business, its chief executive office) is located at the address listed under the Odwalla's signature on this Agreement and Fresh Samantha's place of business (or if Fresh Samantha has more than one place of business, its chief executive office) is located at the address listed under Fresh Samantha's signature on this Agreement.

        8.17 Plea Agreement. Except for payments of $124,998.00 due on each of September 1, 2001, March 1, 2002, September 1, 2002 and March 1, 2003 and a payment of $49,998.00 due on September 1, 2003, Odwalla has no current or future financial obligations under the Plea Agreement. Odwalla is in compliance with all provisions of the Plea Agreement, and the lien, if any, on Odwalla's assets in favor of the Government has been subordinated to the lien on Borrowers' assets in favor of the Bank.

9. COVENANTS

        The Borrowers agree, so long as credit is available under this Agreement and until the Bank is repaid in full:

        9.1 Use of Proceeds. To use the proceeds of the credit only for short term working capital, repayment of existing indebtedness, general corporate purposes and the issuance of letters of credit in the normal course of business.

        9.2 Financial Information. To provide the following financial information and statements in form and content acceptable to the Bank, and such additional information as requested by the Bank from time to time:

                (a) Within 95 days of the Borrowers' fiscal year end, the Odwalla's annual financial statements. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant acceptable to the Bank. The statements shall be prepared on a consolidated basis.

                (b) Within 45 days of the period's end (60 days in the case of the last period in each fiscal year), the Odwalla's quarterly financial statements, certified and dated by an authorized financial officer. These financial statements may be Borrower prepared. The statements shall be prepared on a consolidated basis.

                (c) Promptly, upon sending or receipts, copies of any management letters sent or received by any Borrower to or from such Borrower's auditor.

                (d) Copies of Odwalla's Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report within 5 days after the date of filing with the Securities and Exchange Commission.

                (e) Within the period(s) provided in (a) and (b) above, a compliance certificate signed by an authorized financial officer of Odwalla setting forth (i) the information and computations (in sufficient detail) to establish that Odwalla, on a consolidated basis, is in compliance with all financial covenants at the end of the period covered by the financial statements then being furnished and (ii) to the knowledge of such person, whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default or event of default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrowers are taking and proposes to take with respect thereto.

                (f) A Borrowing Base certificate summarizing the Borrowers' accounts receivable and Grower Payables as of the last day of each month within 30 days after month end and, upon the Bank's request, copies of the record of invoices from each Borrower's sales journal for such accounts, copies of the purchase orders, shipping instructions, bills of lading and other documentation pertaining to such accounts, and copies of the cash receipts journal pertaining to the collateral certificate.

                (g) A detailed aging by invoice and a summary aging by account debtor of the combined receivables of Borrowers within thirty (30) days after the end of each month.

                (h) A summary aging by vendor of accounts payable, including Grower Payables, within thirty (30) days after the end of each month.

                (i) If the Bank requires the Borrowers to deliver the proceeds of accounts receivable to the Bank upon collection by the Borrowers, a schedule of the amounts so collected and delivered to the Bank.

                (j) A listing of the names and addresses of all debtors obligated upon each Borrower's accounts receivable within thirty (30) days after the end of each of Borrowers' fiscal years.

                (k) Copies of all letters of credit issued in support of the Borrowers' accounts receivable.

                (l) Promptly upon the Bank's request, such other books, records, statements, lists of property and accounts, budgets, forecasts or reports as to the Borrowers and as to each guarantor of the Borrowers' obligations to the Bank as the Bank may reasonably request.

Notwithstanding the foregoing, so long as the aggregate of outstanding advances and letters of credit is at no time greater than $2,000,000.00, Borrowers shall only be obligated to deliver the items described in clauses (f), (g) and (h) above on or before the date forty-five (45) days after the end of each fiscal quarter of the Borrowers, provided, however, that at such time Borrowers shall deliver the items described in clauses (f), (g) and (h) for the current month and each of the two (2) previous months.

        9.3 Quick Ratio. Odwalla must maintain on a consolidated basis a ratio of quick assets to current liabilities of at least .70:1.0 as of the last day of each of Borrowers' fiscal quarters:

"Quick assets" means cash, short-term cash investments in non-affiliated entities, net trade receivables and marketable securities not classified as long-term investments. "Current liabilities" shall include all obligations classified as current liabilities under generally accepted accounting principles, plus all principal amounts outstanding under revolving lines of credit, whether classified as current or long-term, which are not already included above.

        9.4 Total Liabilities to Tangible Net Worth. Odwalla must maintain on a consolidated basis a ratio of total liabilities to tangible net worth not exceeding 1.25:1.0 as of the last day of each of Borrowers' fiscal quarters:

"Total liabilities" means the sum of current liabilities plus long term liabilities.

"Tangible net worth" means the gross book value of the Borrowers' assets (excluding goodwill, patents, trademarks, trade names, organization expense, unamortized debt discount and expense, capitalized or deferred research and development costs, deferred marketing expenses, deferred receivables, and other like intangibles, and monies due from Affiliates in excess of $50,000.00, and monies due from officers or directors of the Borrowers less total liabilities, including but not limited to accrued and deferred income taxes, and any reserves against assets.

        9.5 Fixed Charge Coverage Ratio. Odwalla must maintain on a consolidated basis a Fixed Charge Coverage Ratio of at least 1.50:1.0.

"Fixed Charge Coverage Ratio" means the ratio of (a) the sum of EBITDA, minus capital expenditures incurred during such period which are not financed by third party financiers, to (b) the sum of the current portion of long term debt (including the current portion of capital leases) plus interest expense plus cash taxes paid. "EBITDA" means the sum of net income (or net loss) before taxes, plus interest expense (less interest income), plus depreciation plus amortization (excluding restructuring charges in the fiscal quarter ended March 3, 2001 and charges related to the closing of the Borrowers' facility in Saco, Maine, not to exceed $3,500,000.00). This ratio will be calculated at the end of each fiscal quarter, using the results of that quarter and each of the 3 immediately preceding quarters.

        9.6 Limitation on Losses. Not incur on a consolidated basis a net loss before taxes and extraordinary items in any 2 consecutive quarterly accounting periods after the quarterly accounting period ending December 2, 2000.

        9.7 Other Debts. Not to have outstanding or incur any direct or contingent indebtedness (other than those to the Bank), or become liable for the indebtedness of others, without the Bank's written consent. This does not prohibit:

                (a) Acquiring goods, supplies, or merchandise on normal trade credit and other trade payables incurred in the ordinary course of business.

                (b) Endorsing negotiable instruments received in the usual course of business.

                (c) Obtaining surety bonds in the usual course of business.

                (d) Indebtedness existing on the date of this Agreement and listed on Schedule 9.7 and any renewals, extensions or replacements thereof.

                (e) Purchase money indebtedness (including capital leases) in equipment and other fixed assets acquired after the date of this Agreement in an aggregate amount not greater than $ 2,000,000.00 and any renewals, extensions or replacements thereof.

        9.8 Other Liens. Not to create, assume, or allow any security interest or lien (including judicial liens) on property any Borrower now or later owns, except the following ("Permitted Liens"):

                (a) Liens and security interests in favor of the Bank.

                (b) Liens for taxes not yet due or which are being contested by any Borrower in good faith by appropriate proceedings for which adequate reserves in accordance with generally accepted accounting principles, consistently applied, are being maintained provided no such lien shall be prior to the Bank's lien provided by this Agreement.

                (c) Purchase money security interests in equipment and other fixed assets existing on the date of this Agreement and listed in
        Schedule 9.8 and any renewals, extensions or replacements thereof.

                (d) Additional purchase money security interests in equipment or other personal property fixed assets acquired after the date of this Agreement to secure the indebtedness permitted by Section 9.7(e), provided such liens may only secure the property being acquired and any renewals, extensions or replacements thereof.

                (e) Liens of carriers', warehousemen's, materialmen's and mechanics' and other similar liens imposed by law arising in ordinary course of business which are not delinquent or which are being contested by any Borrower in good faith by appropriate proceedings for which adequate reserves in accordance with generally accepted accounting principles, consistently applied, are being maintained provided no such lien shall be prior to the Bank's lien provided by this Agreement.

                (f) Liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security legislation.

                (g) Liens arising by operation of law and in the ordinary course of the Borrowers' business securing amounts the Borrowers owe to growers of agricultural products purchased by Borrowers for resale, processing or use in producing Borrowers' inventory, provided such obligations are not past due ("Growers' Liens").

        9.9 Capital Expenditures. Not to spend in Capital Expenditures more than $6,500,000.00 in Borrowers' fiscal year 2001 or more than $7,500,000.00 in Borrowers' fiscal year 2002, excluding any capital amounts spent by Borrowers to expand their facility in Loxahatchee, Florida. "Capital Expenditures" means capital expenditures as reported in the Statement of Cash Flows in Odwalla's annual financial statements audited (with an unqualified opinion) by a Certified Public Accountant acceptable to Bank and prepared in accordance with generally accepted accounting principles, consistently applied.

        9.10 Dividends. Not to declare or pay any dividends on any of the Borrowers' shares except dividends payable in capital stock of Odwalla, and except as Borrowers may be obligated on the date of this Agreement, not to purchase, redeem or otherwise acquire for value any of the Borrowers' shares, or create any sinking fund in relation thereto except (a) in exchange for or upon conversion of any warrants, options or other rights to purchase capital stock and (b) any purchase of any shares from directors, officers or employees, the total of (a) and (b) not to exceed $100,000.00 in any one fiscal year.

        9.11 Loans and Investments. Not to have any existing, or make any new, loans or other extensions of credit to, or investments in, any individual or entity, or make any capital contributions or other transfers of assets to, any individual or entity, except for:

                (a) extensions of credit in the nature of accounts receivable or notes receivable arising from the sale or lease of goods or services in the ordinary course of business.

                (b) investments in any of the following:

                        (i) certificates of deposit;

                        (ii) U.S. treasury bills and other obligations of the
                federal government.

                (c) advances between Odwalla and Fresh Samantha.

                (d) investments in the form of loans or advances to officers, employees and agents in the ordinary course of business and consistent with Borrower's usual and customary practice for travel expenses, entertainment expenses, relocation expenses and other similar business-related expenses, in no case to exceed $250,000.00 in the aggregate.

                (e) investments outstanding on the date of this Agreement disclosed in writing to the Bank on Schedule 9.11.

                (f) other investments not otherwise described above provided that the aggregate amount of all such investments made from time to time after the date of this Agreement shall not exceed $500,000.00.

        9.12 Change of Ownership. Not to cause, permit, or suffer any person not a shareholder on the date of this Agreement to own, directly or indirectly, in excess of 15% of Odwalla's capital ownership and not to cause, permit or suffer any shareholder on the date of this Agreement to acquire, directly or indirectly, in excess of an additional 15% of Odwalla's capital ownership.

        9.13 Notices to Bank. To promptly notify the Bank in writing of:

                (a) any lawsuit over Five Hundred Thousand and no/100 Dollars ($500,000.00) against the Borrowers (or any guarantor) that could reasonably be expected to have a Material Adverse Effect.

                (b) any substantial dispute between any Borrower and any government authority that could reasonably be expected to have a Material Adverse Effect.

                (c) any event of default under this Agreement, or any event which, with notice or lapse of time or both, would constitute an event of default.

                (d) any material adverse change in the Borrowers', taken as a whole, business condition (financial or otherwise), operations, properties or prospects, or ability to repay the credit.

                (e) any change in any Borrower's name, legal structure, place of business, or chief executive office if such Borrower has more than one place of business.

                (f) any actual contingent liabilities of any Borrower, and any such contingent liabilities which are reasonably foreseeable, where such liabilities are in excess of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) in the aggregate.

        9.14 Books and Records. To maintain adequate books and records.

        9.15 Audits. To allow the Bank and its agents to inspect the Borrowers' properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrowers' properties, books or records are in the possession of a third party, the Borrowers authorize that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

        9.16 Compliance with Laws. To comply with the laws (including any fictitious name statute), regulations, and orders of any government body with authority over each Borrower's business except to the extent such failure to comply would have a Material Adverse Effect.

        9.17 Preservation of Rights. To maintain and preserve all rights, privileges, and franchises each Borrower now has unless any such Borrower determines in its reasonable business judgment that any such rights, privileges or franchises are no longer needed.

        9.18 Maintenance of Properties. To make any repairs, renewals, or replacements to keep each Borrower's properties in good working condition.

        9.19 Perfection of Liens. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

        9.20 Cooperation. To take any action reasonably requested by the Bank to carry out the intent of this Agreement.

        9.21 Insurance.

                (a) Insurance Covering Collateral. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be in an amount acceptable to the Bank. The insurance must be issued by an insurance company with an A.M. Best's rating of "A+" or better and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank.

                (b) General Business Insurance. To maintain insurance as is usual for the business it is in with the Bank named as an additional loss payee.

                (c) Business Interruption Insurance. To maintain a business interruption insurance policy for at least Fifty Million and no/100 Dollars ($50,000,000.00) with an insurer with an A.M. Best's rating of "A+" or better, and with the Bank named as an additional loss payee.

                (d) Evidence of Insurance. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy, or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

        9.22 Additional Negative Covenants. Not to, without the Bank's written consent:

                (a) engage in any business activities substantially different from the Borrowers' or any Borrower's present business or reasonably related ancillary or complementary thereto.

                (b) liquidate or dissolve the Borrowers' or any Borrower's business.

                (c) enter into any consolidation, merger, or other combination, or become a partner in a partnership, a member of a joint venture, or a member of a limited liability company.

                (d) sell, assign, lease, transfer or otherwise dispose of any accounts receivable or enter into any agreement to do so or sell, assign, lease transfer or otherwise dispose of any inventory (except in the ordinary course of business) or any part of the Borrowers' or any Borrower's business or the Borrowers' or any Borrower's assets (except in the ordinary course of business), or enter into any agreement to do so, or sell, assign, lease, transfer or otherwise dispose of assets for less than fair market value, or enter into any agreement to do so, other than any disposition of (i) assets that are obsolete, worn-out or no longer useful in such business and (ii) any disposition in connection with the closing of the Borrowers' facility in Saco, Maine.

                (e) enter into any sale and leaseback agreement covering any of its fixed assets.

                (f) acquire or purchase a business or its assets or acquire any subsidiaries.

                (g) voluntarily suspend its business for more than 7 days in any 365 day period.

                (h) transfer any of the Borrowers' assets to a trust.

        9.23 Bank as Principal Depository. On or before the date that is 30 days after the date of this Agreement, to maintain the Bank as the Borrowers' principal depository bank, including for the maintenance of business, cash management, operating and administrative deposit accounts.

        9.24 ERISA Plans. With respect to a Plan subject to Title IV of ERISA, to give prompt written notice to the Bank of:

                (a) The occurrence of any reportable event under Section 4043(c) of ERISA for which the PBGC requires 30-day notice.

                (b) Any action by any Borrower or any ERISA Affiliate to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

                (c) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.

        9.25 Consignments. Prior to placement of any inventory on consignment with any person ("Consignee"):

                (a) To provide the Bank with all consignment agreements and other documents to be used in connection with such consignment, all of which must be acceptable to the Bank;

                (b) To file appropriate financing statements with respect to the consigned inventory showing the Consignee as debtor, the Borrower(s) as secured party, and the Bank as assignee of secured party;

                (c) To file appropriate financing statements with respect to the consigned inventory showing the Borrower(s) as debtor and the Bank as secured party;

                (d) After all financing statements referred to above have been filed, to conduct a search of all filings made against the Consignee in all jurisdictions in which the consigned inventory is to be located, and deliver to the Bank copies of the results of all such searches;

                (e) To notify, in writing, all creditors of the Consignee which are or may be holders of security interests in the inventory to be consigned that the Borrower(s) expect(s) to deliver certain inventory to the Consignee, all of which inventory shall be described in such notice by item or type.

        9.26 Patent and Trademark Filings. On or before the date which is 90 days after the date of this Agreement, Borrowers shall duly execute and deliver to Bank all security agreements, in form and substance satisfactory to Bank, granting Bank a security interest in all of Borrowers' patents and trademarks and Borrowers shall cause to be filed, at Borrowers' expense, all patent and trademark filings, in form and substance satisfactory to Bank, required to perfect Bank's first priority lien in such patents and trademarks and shall furnish Bank with evidence satisfactory to Bank thereof. Borrowers shall promptly reimburse Bank within five business days after demand for all expenses incurred by Bank in connection with such filings.

        9.27 Landlord's Waiver. On or before the date which is 30 days after the date of this Agreement, Borrowers shall cause to be executed and delivered to Bank by the owner of the real property at 120 Stone Pine Road, Half Moon Bay, California, a consent for the removal of any personal property collateral located on such real property, in form and substance satisfactory to Bank.

10. HAZARDOUS SUBSTANCES

        10.1 Site Visits, Observations and Testing. The Bank and its agents and representatives will have the right at any reasonable time, after giving reasonable notice to the Borrowers, to enter and visit any locations where the collateral securing this Agreement (the "Collateral") is located for the purposes of observing the Collateral, taking and removing environmental samples, and conducting tests. The Bank will make reasonable efforts during any site visit, observation or testing conducted pursuant this paragraph to avoid interfering with the Borrowers' use of the Collateral. The Bank is under no duty to observe the Collateral or to conduct tests, and any such acts by the Bank will be solely for the purposes of protecting the Bank's security and preserving the Bank's rights under this Agreement. No site visit, observation or testing or any report or findings made as a result thereof ("Environmental Report") (i) will result in a waiver of any default of the Borrowers; (ii) impose any liability on the Bank; or (iii) be a representation or warranty of any kind regarding the Collateral (including its condition or value or compliance with any laws) or the Environmental Report (including its accuracy or completeness). In the event the Bank has a duty or obligation under applicable laws, regulations or other requirements to disclose an Environmental Report to the Borrowers or any other party, the Borrowers authorize the Bank to make such a disclosure. The Borrowers further understands and agree that any Environmental Report or other information regarding a site visit, observation or testing that is disclosed to the Borrowers by the Bank or its agents and representatives is to be evaluated (including any reporting or other disclosure obligations of the Borrowers) by the Borrowers without advice or assistance from the Bank.

        10.2 Definition of Hazardous Substances. "Hazardous substances" means any substance, material or waste that is or becomes designated or regulated as "toxic," "hazardous," "pollutant," or "contaminant" or a similar designation or regulation under any federal, state or local law (whether under common law, statute, regulation or otherwise) or judicial or administrative interpretation of such, including without limitation petroleum or natural gas. This indemnity will survive repayment of the Borrowers' obligations to the Bank.

11. DEFAULT

        If any of the following events (each an "event of default") occurs, the Bank may do one or more of the following: declare the Borrowers in default, stop making any additional credit available to the Borrowers, and require the Borrowers to repay their entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy," below, with respect to any Borrower, then the entire debt outstanding under this Agreement will automatically be due immediately.

        11.1 Failure to Pay. Any Borrower fails to make a payment under this Agreement when due.

        11.2 Lien Priority. The Bank fails to have an enforceable first lien (except for any Growers' Liens) on or security interest in any property given as security for this Agreement (or any guaranty).

        11.3 False Information. Any Borrower has given the Bank materially false or misleading information or representations.

        11.4 Bankruptcy. Any Borrower or any general partner of any Borrower files a bankruptcy petition, a bankruptcy petition is filed against any Borrower or any general partner of any Borrower which is not discharged within 60 days of filing, or any Borrower or any general partner of any Borrower makes a general assignment for the benefit of creditors.

        11.5 Receivers. A receiver or similar official is appointed for a substantial portion of any Borrower's business, or the business is terminated.

        11.6 Lawsuits. Any lawsuit or lawsuits are filed against any one or more of the Borrowers which in the reasonable judgment of the Borrowers would result in a judgment in excess of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) or more in excess of any insurance coverage.

        11.7 Judgments. Any final judgments or arbitration awards are entered against any one or more of the Borrowers, or any one or more of the Borrowers enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) or more in excess of any insurance coverage, which is not dismissed, discharged, satisfied, stayed or bonded pending appeal within 30 days thereof, provided, however, that any judgment, arbitration award, or settlement with respect thereto which creates a lien on the collateral granted to the Bank under this Agreement shall be an event of default.

        11.8 Government Action. Any government authority takes action that the Bank believes materially adversely affects Borrowers' financial condition, taken as a whole, or ability to repay.

        11.9 Material Adverse Change. A material adverse change occurs in Borrowers' business condition (financial or otherwise), operations, properties or prospects, taken as a whole, or ability to repay the credit.

        11.10 Cross-default. Any default occurs by any Borrower under any agreement in connection with any credit any Borrower has obtained from anyone else, or which any Borrower has guaranteed which would permit the creditor thereunder to accelerate any obligation or obligations in an aggregate amount exceeding $250,000.00, or any default occurs by Odwalla under the Plea Agreement.

        11.11 Other Bank Agreements. Any Borrower fails to meet the conditions of, or fails to perform any obligation under any other agreement any Borrower has with the Bank or any affiliate of the Bank. If, in the Bank's opinion, the breach is capable of being remedied, the breach, unless such breach is a failure to make any payment when due, will not be considered an event of default under this Agreement for a period of ten (10) days after the date on which the Bank gives written notice of the breach to the Borrowers; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrowers during that period.

        11.12 ERISA Plans. Any one or more of the following events occurs with respect to a Plan of any Borrower subject to Title IV of ERISA, provided such event or events could reasonably be expected, in the reasonable judgment of the Bank, to subject such Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of such Borrower:

                (a) A reportable event shall occur under Section 4043(c) of ERISA with respect to a Plan.

                (b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the full or partial withdrawal from a Plan by such Borrower or any ERISA Affiliate.

        11.13 Other Breach Under Agreement. Any Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article or any default occurs under any guaranty, subordination agreement, security agreement, deed of trust, mortgage, or other document required by or delivered in connection with this Agreement or any such document is no longer in effect, or any guarantor purports to revoke or disavow the guaranty. This includes any failure by any Borrower to comply with any financial covenants set forth in this Agreement, whether such failure is evidenced by financial statements delivered to the Bank or is otherwise known to any Borrower or the Bank. If the breach is capable of being remedied, the breach will not be considered an event of default under this Agreement for a period of ten (10) days after the date on which the Bank gives written notice of the breach to such Borrower; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrowers during that period.

12. ENFORCING THIS AGREEMENT; MISCELLANEOUS

        12.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

        12.2 California Law. This Agreement is governed by California law.

        12.3 Successors and Assigns. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent.

        12.4 Arbitration and Waiver of Jury Trial.

                (a) This paragraph concerns the resolution of any controversies or claims between one or more of the Borrowers and the Bank, whether arising in contract, tort or by statute, including but not limited to controversies or claims that arise out of or relate to: (i) this Agreement (including any renewals, extensions or modifications); or (ii) any document related to this Agreement (collectively a "Claim").

                (b) At the request of any Borrower or the Bank, any Claim shall be resolved by binding arbitration in accordance with the Federal Arbitration Act (Title 9, U. S. Code) (the "Act"). The Act will apply even though this Agreement provides that it is governed by the law of a specified state.

                (c) Arbitration proceedings will be determined in accordance with the Act, the applicable rules and procedures for the arbitration of disputes of JAMS or any successor thereof ("JAMS"), and the terms of this paragraph. In the event of any inconsistency, the terms of this paragraph shall control.

                (d) The arbitration shall be administered by JAMS and conducted in any U. S. state where real or tangible personal property collateral for this credit is located or if there is no such collateral, in California. All Claims shall be determined by one arbitrator; however, if Claims exceed Five Million Dollars ($5,000,000), upon the request of any party, the Claims shall be decided by three arbitrators. All arbitration hearings shall commence within ninety (90) days of the demand for arbitration and close within ninety (90) days of commencement and the award of the arbitrator(s) shall be issued within thirty (30) days of the close of the hearing. However, the arbitrator(s), upon a showing of good cause, may extend the commencement of the hearing for up to an additional sixty
        (60) days. The arbitrator(s) shall provide a concise written statement of reasons for the award. The arbitration award may be submitted to any court having jurisdiction to be confirmed and enforced.

                (e) The arbitrator(s) will have the authority to decide whether any Claim is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis. For purposes of the application of the statute of limitations, the service on JAMS under applicable JAMS rules of a notice of Claim is the equivalent of the filing of a lawsuit. Any dispute concerning this arbitration provision or whether a Claim is arbitrable shall be determined by the arbitrator(s). The arbitrator(s) shall have the power to award legal fees pursuant to the terms of this Agreement.

                (f) This paragraph does not limit the right of the Borrowers or the Bank to: (i) exercise self-help remedies, such as but not limited to, setoff; (ii) initiate judicial or nonjudicial foreclosure against any real or personal property collateral; (iii) exercise any judicial or power of sale rights, or (iv) act in a court of law to obtain an interim remedy, such as but not limited to, injunctive relief, writ of possession or appointment of a receiver, or additional or supplementary remedies.

                (g) The procedure described above will not apply if the Claim, at the time of the proposed submission to arbitration, arises from or relates to an obligation to the Bank secured by real property. In this case, both the Borrowers and the Bank must consent to submission of the Claim to arbitration. If both parties do not consent to arbitration, the Claim will be resolved as follows: The Borrowers and the Bank will designate a referee (or a panel of referees) selected under the auspices of JAMS in the same manner as arbitrators are selected in JAMS administered proceedings. The designated referee(s) will be appointed by a court as provided in California Code of Civil Procedure Section 638 and the following related sections. The referee (or the presiding referee of the panel) will be an active attorney or a retired judge. The award that results from the decision of the referee(s) will be entered as a judgment in the court that appointed the referee, in accordance with the provisions of California Code of Civil Procedure Sections 644 and 645.

                (h) The filing of a court action is not intended to constitute a waiver of the right of the Borrowers or the Bank, including the suing party, thereafter to require submittal of the Claim to arbitration.

                (i) By agreeing to binding arbitration, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of any Claim. Furthermore, without intending in any way to limit this agreement to arbitrate, to the extent any Claim is not arbitrated, the parties irrevocably and voluntarily waive any right they may have to a trial by jury in respect of such Claim. This provision is a material inducement for the parties entering into this Agreement.

        12.5 Severability; Waivers. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

        12.6 Administration Costs. The Borrowers shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

        12.7 Attorneys' Fees. The Borrowers shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and in connection with any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. In the event that any case is commenced by or against any of the Borrowers under the Bankruptcy Code (Title 11, United States Code) or any similar or successor statute, the Bank is entitled to recover costs and reasonable attorneys' fees incurred by the Bank related to the preservation, protection, or enforcement of any rights of the Bank in such a case. As used in this paragraph, "attorneys' fees" includes the allocated costs of the Bank's in-house counsel.

        12.8 Joint and Several Liability.

                (a) Each Borrower agrees that it is jointly and severally liable to the Bank for the payment of all obligations arising under this Agreement, and that such liability is independent of the obligations of the other Borrower(s). The Bank may bring an action against any Borrower, whether an action is brought against the other Borrower(s).

                (b) Each Borrower agrees that any release which may be given by the Bank to the other Borrower(s) or any guarantor will not release such Borrower from its obligations under this Agreement.

                (c) Each Borrower waives any right to assert against the Bank any defense, setoff, counterclaim, or claims which such Borrower may have against the other Borrower(s) or any other party liable to the Bank for the obligations of the Borrowers under this Agreement.

                (d) Each Borrower waives any defense by reason of any other Borrower's or any other person's defense, disability, or release from liability. The Bank can exercise its rights against each Borrower even if any other Borrower or any other person no longer is liable because of a statute of limitations or for other reasons.

                (e) Each Borrower agrees that it is solely responsible for keeping itself informed as to the financial condition of the other Borrower(s) and of all circumstances which bear upon the risk of nonpayment. Each Borrower waives any right it may have to require the Bank to disclose to such Borrower any information which the Bank may now or hereafter acquire concerning the financial condition of the other Borrower(s).

                (f) Each Borrower waives all rights to notices of default or nonperformance by any other Borrower under this Agreement. Each Borrower further waives all rights to notices of the existence or the creation of new indebtedness by any other Borrower and all rights to any other notices to any party liable on any of the credit extended under this Agreement.

                (g) The Borrowers represent and warrant to the Bank that each will derive benefit, directly and indirectly, from the collective administration and availability of credit under this Agreement. The Borrowers agree that the Bank will not be required to inquire as to the disposition by any Borrower of funds disbursed in accordance with the terms of this Agreement.

                (h) Until all obligations of the Borrowers to the Bank under this Agreement have been paid in full and any commitments of the Bank or facilities provided by the Bank under this Agreement have been terminated, each Borrower (a) waives any right of subrogation, reimbursement, indemnification and contribution (contractual, statutory or otherwise), including without limitation, any claim or right of subrogation under the Bankruptcy Code (Title 11, United States Code) or any successor statute, which such Borrower may now or hereafter have against any other Borrower with respect to the indebtedness incurred under this Agreement; (b) waives any right to enforce any remedy which the Bank now has or may hereafter have against any other Borrower, and waives any benefit of, and any right to participate in, any security now or hereafter held by the Bank.

                (i) Each Borrower waives any right to require the Bank to proceed against any other Borrower or any other person; proceed against or exhaust any security; or pursue any other remedy. Further, each Borrower consents to the taking of, or failure to take, any action with respect to any other Borrower which might in any manner or to any extent vary the risks of the Borrower under this Agreement or which, but for this provision, might operate as a discharge of the Borrower.

        12.9 One Agreement. This Agreement and any related security or other agreements required by this Agreement, collectively:

                (a) represent the sum of the understandings and agreements between the Bank and the Borrowers concerning this credit;

                (b) replace any prior oral or written agreements between the Bank and the Borrowers concerning this credit; and

                (c) are intended by the Bank and the Borrowers as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

        12.10 Disposition of Schedules, Reports, Etc. Delivered by Borrowers. The Bank will not be obligated to return any schedules, invoices, statements, budgets, forecasts, reports or other papers delivered by the Borrowers. The Bank will destroy or otherwise dispose of such materials at such time as the Bank, in its discretion, deems appropriate.

        12.11 Returned Merchandise. Until the Bank exercises its rights to collect the accounts receivable as provided under any security agreement required under this Agreement, the Borrowers may continue their present policies for returned merchandise and adjustments. Credit adjustments with respect to returned merchandise shall be made immediately upon receipt of the merchandise by the Borrowers or upon such other disposition of the merchandise by the debtor in accordance with the Borrowers' instructions. If a credit adjustment is made with respect to any Acceptable Receivable, the amount of such adjustment shall no longer be included in the amount of such Acceptable Receivable in computing the Borrowing Base.

        12.12 Verification of Receivables. The Bank may at any time, either orally or in writing, request confirmation from any debtor of the current amount and status of the accounts receivable upon which such debtor is obligated.

        12.13 Waiver of Confidentiality. The Borrowers authorize the Bank to discuss the Borrowers' financial affairs and business operations with any accountants, auditors, business consultants, or other professional advisors employed by the Borrowers, and authorizes such parties to disclose to the Bank such financial and business information or reports (including management letters) concerning the Borrowers as the Bank may request.

        12.14 Indemnification. Each Borrower will indemnify and hold the Bank harmless from any loss, liability, damages, judgments, and costs of any kind relating to or arising directly or indirectly out of (a) this Agreement or any document required hereunder, (b) any credit extended or committed by the Bank to the Borrowers hereunder, (c) any claim, whether well-founded or otherwise, that there has been a failure to comply with any law regulating the Borrowers' sales or leases to or performance of services for debtors obligated upon the Borrowers' accounts receivable and disclosures in connection therewith, and (d) any litigation or proceeding related to or arising out of this Agreement, any such document, any such credit, or any such claim; provided that the Borrowers shall have no obligation to any indemnified person for any loss, liability, damages, judgments or costs resulting from such person's fraud, gross negligence or willful misconduct or breach of their obligations under this Agreement or any other agreement or instrument entered into in connection with this Agreement. This indemnity includes but is not limited to attorneys' fees (including the allocated cost of in-house counsel). This indemnity extends to the Bank, its parent, subsidiaries and all of their directors, officers, employees, agents, successors, attorneys, and assigns. This indemnity will survive repayment of the Borrowers' obligations to the Bank. All sums due to the Bank hereunder shall be obligations of the Borrowers, due and payable immediately without demand.

        12.15 Notices. Unless otherwise provided in this Agreement or in another agreement between the Bank and the Borrowers, all notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, or by overnight courier, to the addresses on the signature page of this Agreement, or sent by facsimile to the fax numbers listed on the signature page, or to such other addresses as the Bank and the Borrowers may specify from time to time in writing. Notices and other communications sent by (a) first class mail shall be deemed delivered on the earlier of actual receipt or on the fourth business day after deposit in the U.S. mail, postage prepaid, (b) overnight courier shall be deemed delivered on the next business day, and (c) telecopy shall be deemed delivered when transmitted. The parties acknowledge and agree that all notices (including requests for advances), certificates, consents, elections, requests and other communications from Borrowers to Bank under this Agreement or any agreements entered into in connection with this Agreement, may be made solely by Odwalla, acting on behalf of itself and Fresh Samantha.

        12.16 Bank Products. The Borrowers may request and the Bank may, in its sole and absolute discretion, arrange for the Borrowers to obtain from the Bank or the Bank's affiliates Bank Products although the Borrowers are not required to do so. If Bank Products are provided by an affiliate of the Bank, each Borrower agrees to indemnify and hold the Bank harmless from any and all costs and obligations now or hereafter incurred by the Bank which arise from any indemnity given by the Bank to its affiliates related to such Bank Products; provided, however, nothing contained herein is intended to limit any Borrower's rights, with respect to the Bank or its affiliates, if any, which arise as a result of the execution of documents by and between any Borrower and the Bank or any of its affiliates which relate to Bank Products. The agreement contained in this Section shall survive termination of this Agreement. Each Borrower acknowledges and agrees that the obtaining of Bank Products from the Bank or the Bank's affiliates (a) is in the sole and absolute discretion of the Bank or the Bank's affiliates, and (b) is subject to all rules and regulations of the Bank or the Bank's affiliates.

        12.17 Headings. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

        12.18 Counterparts. This Agreement may be executed in as many counterparts as necessary or convenient, and by the different parties on separate counterparts each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same agreement.

This Agreement is executed as of the date stated at the top of the first page.

Bank of America, N.A.                       Odwalla, Inc.,
                                            a California corporation


By                                          By
  ---------------------------------            ---------------------------------
Typed Name: John C. Plecque                 Typed Name: James R. Steichen
Title:      Senior Vice President           Title: Chief Financial Officer


By                                          Fresh Samantha, Inc.,
  ---------------------------------         a Maine corporation
Typed Name:  Chris P. Giannotti
Title:       Senior Vice President


                                            By
                                              ----------------------------------
                                            Typed Name:
                                                       -------------------------
                                            Title:
                                                  ------------------------------



Address where notices to                    Address where notices to
the Bank are to be sent:                    the Borrowers are to be sent:
125 South Market Street                     120 Stone Pine Road
San Jose, California  95113-2250            Half Moon Bay, California 94019-1791
Facsimile:  (408) 277-7087                  Facsimile:  (650) 712-5967